Prospectus Supplement
(To Prospectus dated February 11, 1997)

Penn National Gaming, Inc.


         The text appearing under the caption "Underwriting" in the above referenced Prospectus is supplemented by including the following after the last paragraph thereof:

         David A. Handler, a director of the Company, is a Senior Vice President of Jefferies & Company, Inc., one of the Representatives. BT Securities Corporation, which is one of the Underwriters of the offering made hereby, is affiliated with Bankers Trust Company ("Bankers Trust"), the Agent for the syndicate of banks under the Credit Facility. It is expected that 10% or more of the net proceeds from the offering of shares of Common Stock made hereby will be used to repay outstanding indebtedness and accrued interest under the Credit Facility. Accordingly, to the extent that 10% or more of such net proceeds are directed to Bankers Trust, such offering is being made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.



SALOMON BROTHERS INC

                       GERARD KLAUER MATTISON & CO., INC.

                                                       JEFFERIES & COMPANY, INC.

The date of this Prospectus Supplement is February 14, 1997